EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into and effective as of September 30, 2012, by and between Strike Axe, Inc., a Delaware corporation (the “Company”), and Wayne Allyn Root, an individual (the “Executive”).

The Company and the Executive hereby agree as follows:

1.

Employment.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.

Duties.  The Company does hereby employ the Executive as the Chief Executive Officer the Company, or such other title as the Company’s Board of Directors shall specify from time to time, and the Executive does hereby accept and agree to such employment.  The Executive’s duties shall be such managerial duties and responsibilities as the Chief Executive Officer and the Board of Directors shall specify from time to time.  The Executive shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s Board of Directors.  The Company’s Board of Directors in its sole and absolute discretion shall determine the Executive’s duties and responsibilities and may assign or reassign the Executive to such executive and managerial duties, responsibilities or positions as it deems in the Company’s best interest.  The Executive shall devote his part-time attention and energies to the business and affairs of the Company, which part-time energies shall be no less than forty hours per month and subject to mutual agreement may transition to a full time position as the Company grows.

2.1  It is acknowledged that Executive shall be allowed to comply with his other contractual obligations and pursue outside and independent career endeavors in all media, including, without limitation, television, publishing, infomercials, as author and spokesperson and political activities provided that they do not compete with the Company’s business.

3.

Compensation and Benefits.

3.1

Base Salary.  As base compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary during the first and second year at one-hundred-twenty-thousand dollars ($120,000.00) and one-hundred eighty-thousand ($180,000.00) in year three (the “Base Salary”).  The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) may increase the Base Salary hereunder in its sole discretion.  The Company shall pay the Executive the Base Salary in accordance with the Company’s normal payroll procedures and policies; as such procedures and policies may be modified from time to time.

3.2

Bonus.  From time to time the Executive shall be eligible for a cash bonus that may be paid as determined in the sole discretion of the Compensation Committee (a “Bonus”).  In establishing whether to award and the amount of any such bonus, the Compensation Committee shall consider, among other things, the Executive’s role in significant developments within the Company for the year then concluded, including, but not limited to, growth, corporate financing rounds, acquisitions of technology, products or other assets or entities, significant contracts or transactions with strategic partners and other.  Notwithstanding anything set forth above, the Compensation Committee may make any adjustments to the Bonus set forth in this Section 3.2 as deemed appropriate from time to time.

3.3

Employee Benefits.  The Executive shall be entitled to participate in the employee benefits offered generally by the Company to its senior executive employees.  The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  The Company does not guarantee the adoption or continuance of any particular employee benefit during the Executive’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits during the term of the Executive’s employment.

3.4

Vacation, Sick Leave and Holidays.  The Executive shall be entitled to vacation, sick leave and legal holidays at full pay in accordance with applicable law, if any, and Company’s policies established and in effect from time to time.

3.5

Airfare Reimbursement.  The Executive shall perform his duties under this Agreement on a part-time basis at his home office in Las Vegas, NV or at the Company’s offices in Utah.  The Executive shall be responsible for all housing and living expenses while he is in Utah.

3.6

Stock Options.  Pursuant to and as governed by the Company’s 2012 Equity Incentive Plan (the “Plan”) and the related Grant Agreement entered into between the Company and the Executive dated September 30, 2012 (the “Grant Agreement”), the Executive has been granted an option to purchase 3,000,000 shares of the Company’s Common Stock (the “Option Shares”).  The exercise price per share is thirty-five cents per share ($0.35).  The vesting of the Option Shares is in accordance with the terms and provisions of the Grant Agreement.

3.7

Executive Transfer.  The Company shall not transfer or assign the Executive, without the Executive’s prior written consent, to any location other than in the State of Nevada.

4.

Business Expenses.  The Company shall reimburse the Executive for all reasonable out-of-pocket business expenses incurred in performing the Executive’s duties and responsibilities hereunder in accordance with the Company’s policies with respect thereto in effect from time to time, provided that the Executive promptly furnishes to the Company adequate records and other documentary evidence required by all applicable federal and State laws, rules and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal and State income tax returns of the Company.

5.

Termination.

5.1

Employment “At Will”.  The Executive’s employment with the Company is on an “at will” basis.  Therefore, this Agreement may be terminated by either the Executive or the Company for any or no reason, at any time, upon providing the other party with prior written notice pursuant to the terms of this Agreement.

5.2

Death.  This Agreement, and the Executive’s employment hereunder, shall automatically terminate upon the Executive’s death.

5.3

Termination For Cause.  This Agreement and the Executive’s employment hereunder shall be immediately terminable for cause (as that term is defined below)

upon written notice by the Company to the Executive.  As used in this Agreement, “cause” shall include: (i) habitual neglect of or deliberate or intentional refusal to perform the Executive’s duties or responsibilities under this Agreement or to follow the Company’s policies or procedures; (ii) any fraudulent activity or criminal activity involving the commission of a felony by the Executive; (iii) any negligent or dishonest act by the Executive that materially injures the Company; (iv) repeated unethical business practices by the Executive which continue after fifteen (15) days after written notice thereof by the Company; or (v) breach of fiduciary duty, or breach of the Executive Proprietary Information and Inventions Agreement (described in Section 7 below), or material breach of any provision of this agreement.  The determination of whether the Executive’s actions justify termination for cause and the date such termination is effective shall be made by the Company’s Board of Directors in its sole discretion.

5.4     Termination for Good Reason.  Executive shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below).  For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 5.4.1 hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of: (i) The breach by the Company of any material provision of this Agreement, the Grant Agreement or any agreements between the Parties; (ii)  A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law; or; (iii) The dissolution, bankruptcy or the filing of a petition for the benefit of creditors by Company.

5.4.1  Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

5.5     Voluntary Termination.  At the election of Executive, upon not less than thirty (30) days prior written notice of termination other than for Good Reason.

5.6

Termination Without Cause.  In the event that the Company terminates the Executive’s employment or the Employee terminates employment without cause, the Executive will be eligible to receive the benefits set forth in Section 5.8.

5.7

Termination for Disability.  The Company’s Board of Directors may terminate this Agreement, upon written notice to the Executive, for the “disability” (as that term is defined below) of the Executive if the Board of Directors determines, in its sole and absolute discretion, that the Executive’s disability will prevent the Executive from substantially performing the Executive’s duties, responsibilities or obligations hereunder.  As used in this Agreement, “disability” shall be defined as the Executive’s total disability which results in the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, provided the

Executive has exhausted the Executive’s entitlement to any applicable leave, if the Executive desires to take and satisfies all eligibility requirements for such leave.

5.8     Consequences of Termination as an Employee.  Without Cause or for Good Reason.  In the event of a termination of Executive’s employment by the Company other than for Cause pursuant to Section 5.3 or by Executive for Good Reason pursuant to Section 5.3, the Company shall pay Executive (or his estate) and provide him with the following:

5.8.1

Payment to Executive:

(a)Salary.  The equivalent of six months payable over a six month period commencing upon the date of Termination or the date of the permanent disability of Executive is determined (the “Severance Period”) of Executive’s then-current base salary.

(b)Earned but Unpaid Amounts.  Any previously earned but unpaid salary through Executive’s final date of employment with the Company prior to the date of Executive’s termination of employment.

(c)Equity.  Executive shall retain all options vested at time of termination, but shall be required to exercise them within three (3) months of termination.

                          5.8.2. Other Benefits.  The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverage’s provided for in this Section 5.8.2.

                      5.8.2  Other Termination of Employment.  In the event that Executive’s employment with the Company is terminated during the Agreement by the Company for Cause (as provided for in Section 5 hereof) or by Executive other than for Good Reason (as provided for in Section 5 hereof), the Company shall pay or grant Executive any earned but unpaid salary, commission, and options through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

6.

Covenant Not to Compete.

6.1

Non-Compete Covenant.  The Company and the Executive agree that the Company’s successful operation depends, to a great extent, on the Executive’s special knowledge and expertise.  Consequently, while employed by the Company and for a period of six months after the date of the termination of this Agreement or the termination of the Executive’s employment with the

Company (for any reason whatsoever, whether occasioned by the Executive or the Company), the Executive, in further consideration of the Company’s agreement to employ the Executive pursuant to this Agreement, agrees not to engage, anywhere in the world, directly or indirectly, in any “Competing Business Activity” (as defined below) in any manner or capacity (e.g., personally or as an employee, agent, consultant, partner, member, manager, officer, director, shareholder or otherwise).  As used herein “Competing Business Activity” shall mean (i) any business activities that are competitive with the business at or prior to the date of the termination of the Executive’s employment with the Company or (ii) any effort by the Executive to entice, induce or encourage any of the Company’s officers or managers or any of its other employees, consultants or independent contractors to engage in any activity that, were it done by the Executive, would violate any provision of this Section 6.1; provided, however, that the Executive’s ownership of less than two percent of the voting stock of any company whose stock is traded on a national securities exchange or in the over-the-counter market shall not be a Competing Business Activity.  The Executive expressly agrees and acknowledges that (i) this covenant not to compete is reasonable as to time and geographic scope and area and does not place any unreasonable burden on the Executive, (ii) the general public will not be harmed as a result of the enforcement of this covenant not to compete, and (iii) the Executive understands and hereby agrees to each and every term and condition of this covenant not to compete.  The covenant not to compete set forth in this Section 6.1 does not apply to any organization that is in any way affiliated with the Company or any of its members through stock, partnership and/or membership ownership, joint venture or other such affiliation.

6.2

Non-solicitation of Employees and Business.  The Executive agrees that while employed by the Company and for six months after the date of the termination of the Executive’s employment with the Company (for any reason whatsoever, whether occasioned by the Executive or the Company), the Executive will not in connection with any Competing Business Activity solicit or cause the solicitation of the business of any client or customer of the Company (other than on behalf of the Company) or will not solicit or cause the solicitation of any officer or director of the Company or any of its Executives, consultants or independent contractors to leave the Company’s employ.  The restriction set forth in this Section 6.2 does not apply to any organization that is in any way affiliated with the Company or any of its members through stock, partnership and/or membership ownership, joint venture or other such affiliation.

6.3

Violation of Covenants.  The Executive expresses, agrees and acknowledges that the covenant not to compete and the non-solicitation covenant contained in this Section 6 are for the Company’s protection because of the nature and scope of the Company’s business and the Executive’s position with and the scope of the duties, responsibilities and obligations delegated to the Executive by the Company hereby.  If any of the covenants or agreements contained in this Section 6 are violated or breached by the Executive, the Executive agrees and acknowledges that any such violation or threatened violation or breach or threatened breach will cause irreparable injury to the Company and that the remedy at law for any such violation or threatened violation or breach or threatened breach will be inadequate and that the Company will be entitled to injunctive relief and other equitable remedies without the necessity of proving actual damages or posting a bond.  The non-competition and non-solicitation provisions set forth in Sections 6.1 and 6.2 hereof, respectively, shall be extended by any period of time during which the Executive is in violation or breach of this Section 6.

7.

Proprietary Information.  In connection with employment, and as a condition to the Company’s obligations as provided herein, the Executive and the Company have entered into an Executive Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8.

Entire Agreement.  This Agreement, the other agreements specifically mentioned in this Agreement and the Stock Option Grant and Agreement, dated as of the effective date of this Agreement, between the Company and the Executive, contains the entire agreement of the parties relating to the employment of the Executive by the Company and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between the Company and the Executive), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

9.

Termination of Prior Agreements.  This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

10.

Assignment.  This Agreement is for the unique personal services of the Executive and is not assignable or delegable, in whole or in part, by the Executive without the prior written consent of the Company, which consent can be refused by the Company in its sole and absolute discretion.  This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned.

11.

Waiver or Modification.  Any waiver, change, modification, extension, discharge or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and is signed by both parties.  The waiver by either party of a violation or breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach of the same provision hereof.

12.

Severability, Interpretation.  In the event that any term or provision, including any part of a section or subsection, of this Agreement is invalid or unenforceable for any reason, the remaining terms or provisions of this Agreement, including the remaining sections or subsections, if any, shall be severable and shall remain in full force and effect.  The parties to this Agreement agree that the court making a determination that any term or provision of this Agreement is unenforceable shall modify the scope, duration, geographic area or application of the offending term or provision so that the term or provision is enforceable to the maximum extent permitted by applicable law.  Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties based upon authorship of any of the provisions hereof.  The above Recitals and all Exhibits attached hereto are deemed to be incorporated herein by reference.

13.

Notices.  Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered via email, personally or sent by mail, postage prepaid, or by private courier, to the party to the address set forth below or to such other address as either party may designate from time to time according to the terms of this Section 13.

To the Executive: Wayne Allyn Root 4 Bloomfield Hills Drive Henderson, Nevada 89052 702-296-7668 rootintl@aol.com
To the Company: Strike Axe, Inc. 267 West 1400 South, Suite 101 St. George, UT 84790 801-680-2971 Shaun.megapro@gmail.com

A notice delivered personally or via email shall be effective upon receipt.  A notice delivered by private courier shall be effective on the day delivered or if delivered by mail, the third business day after the day of mailing.

14.

Arbitration.  Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach thereof; provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act in the state of Nevada, before J.A.M.S. The parties may conduct only essential discovery prior to the hearing, as defined by J.A.M.S.  The arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based.  Mediation shall be governed by, and conducted through, J.A.M.S.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The prevailing Party shall be entitled to recover attorney’s fees and costs in connection with the Arbitration.

15.

Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to any applicable conflicts of law provisions.  The parties consent to the exclusive jurisdiction and venue of the federal and state district courts residing in Salt Lake City, Utah.

16.      Survivability.  Upon the termination of this Agreement, this Agreement shall be void and of no further force or effect, except that (a) Section 5.8, Section 6, Section 7 and Section 15 shall continue in full force and effect, and (b) the Company shall be obligated to pay any severance pay due to the Executive pursuant to Section 5.8, if applicable.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first above written.

Strike Axe, Inc., a Delaware corporation /s/ Shaun Sullivan Shaun Sullivan, President
Wayne Allyn Root /s/ Wayne Allyn Root Wayne Allyn Root

EXHIBIT A

Executive Proprietary Information and Inventions Agreement